Exhibit 10.6

EXTENSION AND AMENDMENT AGREEMENT

TO THE SHARED SERVICES AGREEMENT

This Extension and Amendment Agreement to the Shared Services Agreement (this “Amendment”) dated as of June 9, 2010 and effective from end of the Initial Service Period (the “Amendment Effective Date”) is by and between Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), and Misys plc, a public limited company incorporated under the laws of England and Wales (“Misys”).

RECITALS

WHEREAS, Allscripts and Misys entered into that certain Shared Services Agreement dated as of March 1, 2009 with an effective date of October 10, 2008 (the “Shared Services Agreement”), providing for, among other things, the provision of certain services to each other; and

WHEREAS, Allscripts and Misys desire to both (i) extend the Shared Services Agreement; and (ii) amend the Shared Services Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing promises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and of the mutual covenants and agreements set forth herein and in the Shared Services Agreement, the parties intending to be legally bound hereby agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Shared Services Agreement.

2. Extension. In accordance with Section 5.1 of the Shared Services Agreement and notwithstanding anything contained therein which might otherwise prevent the parties from so doing, the parties hereby agree to (subject to the amendments provided in Section 3 of this Amendment) extend the terms of the Shared Services Agreement for an additional one-year period from the Amendment Effective Date or until the date upon which the proposed transaction between the parties known as the “Coniston Transaction” (the “Coniston Transaction”) closes, whichever is the earlier.

3. Amendments to the Shared Services Agreement. Each Schedule is hereby deleted in its entirety and replaced with new Schedules set out in the Annex to this Amendment. Any of the fees, rates or charges set forth in the new Schedules set out in the Annex to this Amendment which are expressed as annual service fees will be pro rated based on the actual period of the extension so as to only charge for services rendered from the Amendment Effective Date until the extension actually expires if such period is less than one (1) year.

4. Warranty. Allscripts warrants to Misys that all approvals referred to in Section 11.2 of the Shared Services Agreement have been obtained.

5. Effect on the Shared Services Agreement.

(a) On and after the Amendment Effective Date, each reference in the Shared Services Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Shared Services Agreement as amended hereby.

(b) Except as specifically amended by this Amendment, the Shared Services Agreement shall remain in full force and effect and the Shared Services Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. Upon the execution and delivery hereof, the Shared Services Agreement shall with effective from the Amendment Effective Date be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendment made hereby was originally set forth in the Shared Services Agreement, and this Amendment and the Shared Services Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Shared Services Agreement.

6. Mutual Release of Claims. The parties acknowledge and agree that upon execution of this Amendment, each party has either paid or has been invoiced by the other party for all fees, expenses and costs due under the Shared Services Agreement through April 30, 2010 and no other fees or expenses are due or will be invoiced under the Shared Services Agreement in connection with Services delivered on or prior to April 30, 2010. The following releases shall settle all disputes and waive all claims the parties have against each other arising under the Shared Services Agreement on or prior April 30, 2010 (collectively, the “Disputes”).

(a) Allscripts, for itself and each of its successors, assigns, parents, subsidiaries, divisions, and affiliated entities, does hereby release, discharge, and covenant not to sue Misys or its successors, assigns, employees, directors, officers, parents, subsidiaries, divisions, and affiliated entities, from any and all claims, demands, causes of action, or requests for relief of any character whatsoever, legal or equitable, known or unknown, developed or undeveloped, anticipated or unanticipated, whether accrued or hereinafter maturing, against the foregoing entities with respect to all Disputes under the Shared Services Agreement arising on or prior April 30, 2010.

(b) Misys, for itself and each of its successors, assigns, parents, subsidiaries, divisions, and affiliated entities, does hereby release, discharge, and covenant not to sue Allscripts or its successors, assigns, employees, directors, officers, parents, subsidiaries, divisions, and affiliated entities, from any and all claims, demands, causes of action, or requests for relief of any character whatsoever, legal or equitable, known or unknown, developed or undeveloped, anticipated or unanticipated, whether accrued or hereinafter maturing, against the foregoing entities with respect to all Disputes under the Shared Services Agreement arising on or prior April 30, 2010.

(c) Nothing contained in this Amendment shall be deemed to constitute any admission or acknowledgement by any of the parties hereto of any wrongful or improper act, conduct, or failure to act, nor any admission of acknowledgement of liability of any kind to any person or entity, and each of the parties hereby expressly denies having engaged in any such conduct and denies the existence of any such liability.

(d) Nothing in this Section 6 shall be deemed to constitute a waiver, release, discharge or covenant not to sue by either party in respect of any fees, expenses and costs: (i) invoiced but not yet paid as at the date of this Amendment for the period through 30 April 2010; or (ii) due under the Shared Services Agreement which are due and payable or become due and payable on or after May 1, 2010.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officer as of the day and year first above written.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee A. Shapiro
Name:	Lee A. Shapiro
Title:	President

MISYS PLC

By:	/s/ Tom Kilroy
Name:	Tom Kilroy
Title:	Company Secretary

ANNEX